EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Employment Agreement dated as of November 7, 2005, between PHARMOS CORPORATION, a Nevada corporation (with its successors and assigns, referred to as the “Corporation”), and ALAN L. RUBINO (hereinafter referred to as “RUBINO”).

PRELIMINARY STATEMENT

The Corporation desires to employ RUBINO as President and Chief Operating Officer of the Corporation, and RUBINO wishes to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and RUBINO also wish to enter into the other agreements set forth in this Agreement, all of which are related to RUBINO’s employment under this Agreement.

AGREEMENT

RUBINO and the Corporation therefore agree as follows:

1. Term of Employment. The Corporation hereby employs RUBINO and RUBINO hereby accepts employment with the Corporation for the period (the “Initial Term”) commencing on November 14, 2005 (the “Commencement Date”), and ending on the third anniversary of the date thereof or upon the earlier termination of the Initial Term pursuant to Section 6. The Initial Term will be extended automatically for additional one year periods (each, an “Additional Term” together with the Initial Term, the “Term”), subject to the rights of the parties generally to terminate this Agreement in accordance with the provisions of Section 6. The termination of the Term for any reason shall end RUBINO’s employment under this Agreement, but, except as otherwise set forth herein, shall not terminate RUBINO’s or the Corporation's other agreements in this Agreement.

2. Position and Duties. During the Term, RUBINO shall serve as President and Chief Operating Officer of the Corporation, based at the Corporation’s corporate headquarters, which is currently located at Iselin, New Jersey. RUBINO shall also hold such additional positions and titles as the Chief Executive Officer (“CEO”) of the Corporation may determine from time to time. RUBINO shall report to the CEO. During the Term, RUBINO shall devote his full time and attention to performing his duties as an employee of the Corporation. The Corporation acknowledges that the foregoing sentence shall not restrict RUBINO from currently serving on the Board of Directors of AASTROM Biosciences or the Advisory Board of SK Corp., and that RUBINO may serve in similar capacities with other companies or organizations subject to his obtaining prior approval from the CEO or the Board of Directors (the “Board”).

3. Compensation.

(a) Base Salary. The Corporation shall pay RUBINO a base salary, beginning on the first day of the Initial Term and ending on the last day of the Initial Term, of not less than $315,000 per annum, payable on the Corporation's regular pay cycle for professional employees.

(b)	Other and Additional Compensation.

(i)	Section 3(a) establishes the minimum compensation during the Term and shall not preclude the Board from awarding RUBINO a higher salary or any bonuses or stock options in the discretion of the Board.

(ii)	The Corporation shall pay to RUBINO a one time sign-on bonus of $40,000, to be paid within 30 days of the commencement of the Initial Term.

(iii)

During the Term, RUBINO shall receive an annual cash bonus as determined by the Chief Executive Officer of the Corporation and approved by the Compensation and Stock Option Committee of the Board (the “Compensation Committee”), taking into consideration the attainment of goals and milestones during the prior year. The minimum cash bonus for the remainder of fiscal year 2005 (ending December 31, 2005) shall be a pro rated amount of an annualized bonus of $100,000. The minimum cash bonus for fiscal year 2006 shall be $100,000.

(iv)

In subsequent years of the Term, RUBINO’s annual cash bonus shall range from a minimum of 25% of his base salary compensation, with a target of 50% of base salary compensation and with no maximum limit. The bonus payment for all years within these parameters will be based upon the recommendations of the Chief Executive Officer and the Compensation Committee and adoption by the Board, taking into consideration the attainment of goals and milestones during the prior year.

(v)

On the Commencement Date, the Board will grant to RUBINO options for the purchase of up to 325,000 shares (the “Initial Option Grant”) of the Corporation’s common stock under the Corporation’s 2000 Amended and Restated Stock Option Plan (the “Plan”). The terms of the grant, including the vesting schedule and exercise price of the Initial Option Grant, will be set forth in a separate option agreement executed by and between the parties providing, among other things, for (A) the vesting of 100,000 shares in five equal quarterly installments during the first year of the Initial Term, commencing on the Commencement Date, (B) the vesting of the remaining 225,000 options in quarterly increments over the following three years and (C) an exercise price equal to the closing price of the Corporation’s Common Stock as quoted on the NASDAQ Capital Market as of the trading date immediately prior to the Commencement Date.

(vi)

Additional annual stock option grants will be determined annually by the Compensation Committee and the Board, based upon the recommendation of the Chief Executive Officer and utilizing the same criteria for evaluating the annual cash performance bonus.

4. Employee Benefits.

(a) General. During the Term, RUBINO shall be entitled to the employee benefits, including 4 weeks’ paid vacation and all U.S. national holidays, a 401(k) plan, and current health and dental insurance benefits made available by the Corporation and other benefits described in this Section 4.

(b) Corporation Automobile. RUBINO shall have an automobile expense allowance of $850 per month, to be used for his leasing of a Corporation automobile and the payment of insurance, maintenance and gasoline expenses, to be paid either directly by the Corporation or to be reimbursed to RUBINO upon his presentation of reasonable documentation to the Corporation, in accordance with the Corporation’s controls and procedures and consistent with applicable law.

(c) Disability Insurance. The Corporation will obtain and provide as soon as practicable at its expense short-term and long-term disability insurance for the benefit of RUBINO, provided that RUBINO complete a complete physical examination to the Corporation’s satisfaction.

(d) Indemnification. The Corporation hereby represents that Article VI, Section 6 of its By-Laws, which is in full force and effect, currently provides for the indemnification of its officers, employees and directors, subject to the terms thereof, and RUBINO acknowledges having received a copy of the By-Laws and having reviewed such section to his satisfaction.

5. Expenses. During the Term, the Corporation shall reimburse RUBINO for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses, in accordance with the Corporation’s controls and procedures and consistent with applicable law.

6. Termination.

(a) General. The Term shall end immediately upon RUBINO’s death, and for Cause or Disability, as defined in Section 7. Upon termination of the Term due to RUBINO’s death or Disability, all compensation due RUBINO under this Agreement will cease, except, in the case of death, as provided in Section 6(l) below. Upon the Corporation’s termination of the Term for Cause, RUBINO shall have thirty (30) days to cure said Cause, if curable. With respect to the termination of RUBINO pursuant to Sections 6(e), (f), (g) and (h), the Corporation may elect to terminate this Agreement at any time during the Term by giving the prior written notice set forth in such Sections. With respect to termination by RUBINO, RUBINO may elect to terminate this Agreement at any time by giving 90 days’ prior written notice at any time during the Term (except that prior to the end of the Term, he need only give 60 days’ prior written notice if he elects not to renew the Term), and, upon such termination, all compensation due RUBINO under this Agreement will cease, except as set forth in Sections 6(i), (j), (k) and 9.

(b) Notice of Termination. The Corporation shall notify RUBINO in writing of its termination of his employment hereunder. The Corporation’s failure to give notice under this Section 6(b) shall not, however, affect the validity of the Corporation’s termination of the Term. The giving of notice of termination, either by RUBINO or the Corporation, shall not constitute the effective date of termination of employment, which instead shall occur on the date after the applicable notice period has elapsed.

(c) Termination by the Corporation for Cause. If terminated by the Corporation for Cause, the Corporation shall describe to RUBINO the grounds for his termination. Upon the Corporation’s termination of the Term for Cause, all compensation due RUBINO under this Agreement will cease, except as set forth in Section 9. Moreover, all options to purchase Common Stock of the Corporation shall expire upon such termination.

(d) Termination by the Corporation upon a Change of Control. If the Corporation terminates its relationship with RUBINO within one (1) year of a “Change of Control”, as defined in Section 7, which termination shall be preceded by at least 90 days’ prior written notice, RUBINO shall receive the following:

(i)

an amount equal to eighteen (18) months of base salary in effect as of the date of termination (in addition to the base salary paid to RUBINO after the Corporation’s delivery of notice of termination and the actual date of termination);

(ii)	Other Compensation (as defined in Section 9);
(iii)	the full vesting of RUBINO’s stock options, and extended exercisability thereof until their respective expiration dates; and
(iv)

If the foregoing payments and benefits provided to RUBINO in Sections 6(d)(i) through (iii) above (the “Change of Control Payments”) are or become subject to the tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Corporation shall pay to RUBINO such amount (the “Gross-up Payment”) as may be necessary to place RUBINO in the same after-tax position as if no portion of the Change of Control Payments and any amounts paid to him pursuant to this paragraph 6d(iv) had been subject to the Excise Tax.

(e) Termination by the Corporation other than upon Change of Control, Death, Disability or Cause within 90 days of Commencement Date . If the Corporation terminates its relationship with RUBINO within 90 days of the Commencement Date (which termination shall be preceded by at least 30 days’ prior written notice), other than upon a Change of Control, Death, Disability or Cause, RUBINO shall receive the following:

(i)

an amount equal to eight (8) months of current base salary (in addition to the base salary paid to RUBINO after the Corporation’s delivery of notice of termination and the actual date of termination); and

(ii)	Other Compensation.

(f) Termination by the Corporation other than upon Change of Control, Death, Disability or Cause after 90 days from Commencement Date and prior to first anniversary. If the Corporation terminates its relationship with RUBINO after 90 days from the Commencement Date and prior to the first anniversary thereof (which termination shall be preceded by at least 90 days’ prior written notice), but other than upon a Change of Control, Death, Disability or Cause, RUBINO shall receive the following:

(i)

an amount equal to nine (9) months of base salary in effect as of the date of termination (in addition to the base salary paid to RUBINO after the Corporation’s delivery of notice of termination and the actual date of termination);

(ii)

an additional amount equal to the product of (A) the minimum 2006 bonus amount of $100,000, and (B) a fraction, the numerator of which is the number of days RUBINO was employed prior to termination and the denominator of which is 365;

(iii)	Other Compensation; and

(iv)

the full vesting of 162,500 options of the initial stock option grant made to RUBINO pursuant to Section 3(b)(v) hereof (and 50% of any additional stock options granted hereafter), and the extended exercisability thereof for one year from the date of termination (resulting in the cancellation of all other unvested stock options as of such date of termination).

(g) Termination by the Corporation other than upon Change of Control, Death, Disability or Cause on or after first anniversary of Commencement Date . If the Corporation terminates its relationship with RUBINO on or after the first anniversary of the Commencement Date (which termination shall be preceded by at least 180 days prior written notice), but other than upon a non-renewal (which is governed by Section 6(h) hereof), Change of Control, Death, Disability or Cause, RUBINO shall receive the following:

(i)

an amount equal to twelve (12) months of base salary in effect as of the date of termination (in addition to the base salary paid to RUBINO after the Corporation’s delivery of notice of termination and the actual date of termination);

(ii)	Other Compensation; and
(iii)	the full vesting of RUBINO’s stock options, and extended exercisability thereof until their respective expiration dates.

(h) Non renewal by the Corporation upon expiration of the Initial Term or Additional Term. If the Corporation elects not to renew RUBINO’s employment hereunder upon the expiration of the Initial Term or an Additional Term (which non-renewal shall be preceded by at least 90 days’ prior written notice), RUBINO shall receive the following at the expiration of the Initial Term or the Additional Term, as the case may be:

(i)

an amount equal to nine (9) months of base salary in effect as of the date of expiration (in addition to the base salary paid to RUBINO after the Corporation’s delivery of notice of non-renewal and the actual date of expiration);

(ii)	Other Compensation; and
(iii)	the full vesting of RUBINO’s stock options, and extended exercisability thereof until their respective expiration dates.

(i) Termination by RUBINO upon Good Reason occurring within six months of Commencement Date. If RUBINO delivers notice to the Corporation terminating his employment for “Good Reason”, as defined in Section 7, and such notice identifies the occurrence of the event which occurred during the first six months of the Commencement Date and which constitutes the Good Reason and is delivered to the Corporation within 90 days of such occurrence, RUBINO shall receive the following:

(i)	an amount equal to six (6) months of the current base salary (in addition to the base salary paid to RUBINO after his delivery of notice of termination and the actual date of termination);
(ii)

an additional amount equal to the product of (A) the minimum 2006 bonus amount of $100,000, and (B) a fraction, the numerator of which is the number of days RUBINO was employed prior to termination and the denominator of which is 365;

(iii)	Other Compensation; and
(iv)

the full vesting of 81,250 options of the initial stock option grant made to RUBINO pursuant to Section 3(b)(v) hereof (and 25% of any additional stock options granted hereafter), and the extended exercisability thereof for one year from the date of termination (resulting in the cancellation of all other unvested stock options as of such date of termination).

Notwithstanding the foregoing, if a Change of Control occurred prior to RUBINO giving notice of termination for Good Reason or if the Change of Control resulted in events which themselves constituted Good Reason, the amount payable under Section 6(i)(i) shall be equal to twenty one (21) months of the current base salary (in addition to the base salary paid to RUBINO after his delivery of notice of termination and the actual date of termination), and RUBINO also shall be entitled to the Gross-up Payment if an Excise Tax were applicable in such circumstances.

(j) Termination by RUBINO upon Good Reason occurring after six months of Commencement Date and prior to the first anniversary. If RUBINO delivers notice to the Corporation terminating his employment for Good Reason, and such notice identifies the occurrence of the event which occurred during the period between the date that is 181 days from the Commencement Date and prior to the first anniversary of the Commencement Date and which constitutes the Good Reason and is delivered to the Corporation within 90 days of such occurrence, RUBINO shall receive the following:

(i)

an amount equal to twelve (12) months of the base salary in effect as of the date of termination (in addition to the base salary paid to RUBINO after his delivery of notice of termination and the actual date of termination);

(ii)

an additional amount equal to the product of (A) the minimum 2006 bonus amount of $100,000, and (B) a fraction, the numerator of which is the number of days RUBINO was employed prior to termination and the denominator of which is 365;

(iii)	Other Compensation; and
(iv)

the full vesting of 162,500 options of the initial stock option grant made to RUBINO pursuant to Section 3(b)(v) hereof (and 50% of any additional stock options granted hereafter), and the extended exercisability thereof for one year from the date of termination (resulting in the cancellation of all other unvested stock options as of such date of termination).

Notwithstanding the foregoing, if a Change of Control occurred prior to RUBINO giving notice of termination for Good Reason or if the Change of Control resulted in events which themselves constituted Good Reason, the amount payable under Section 6(j)(i) shall be equal to twenty one (21) months of the base salary in effect as of the date of termination (in addition to the base salary paid to RUBINO after his delivery of notice of termination and the actual date of termination) ), and RUBINO also shall be entitled to the Gross-up Payment if an Excise Tax were applicable in such circumstances.

(k) Termination by RUBINO upon Good Reason occurring on or after the first anniversary of Commencement Date. If RUBINO delivers notice to the Corporation terminating his employment for Good Reason, and such notice identifies the occurrence of the event which occurred on or after the first anniversary of the Commencement Date and which constitutes the “Good Reason” and is delivered to the Corporation within 90 days of such occurrence, RUBINO shall receive the following:

(i)

an amount equal to twelve (12) months of the base salary in effect as of the date of termination (in addition to the base salary paid to RUBINO after his delivery of notice of termination and the actual date of termination);

(ii)

an additional amount equal to the product of (A) the actual prior year’s bonus amount awarded to RUBINO (starting with fiscal year 2006 bonus), and (B) a fraction, the numerator of which is the number of days RUBINO was employed in the fiscal year prior to termination and the denominator of which is 365; provided, however, that if such termination occurs before the fiscal year 2006 bonus has been determined, the amount in clause (A) above shall be based on a good faith determination by the Board of what the bonus for fiscal year 2006 would have been, taking into consideration the attainment of goals and milestones for such fiscal year;

(iii)	Other Compensation; and
(iv)	the full vesting of RUBINO’s stock options and warrants, and extended exercisability thereof until their respective expiration dates.

Notwithstanding the foregoing, if a Change of Control occurred prior to RUBINO giving notice of termination for Good Reason or if the Change of Control resulted in events which themselves constituted Good Reason, (A) the amount payable under Section 6(k)(i) shall be equal to twenty one (21) months of the base salary in effect as of the date of termination (in addition to the base salary paid to RUBINO after his delivery of notice of termination and the actual date of termination) and (B) the delivery of RUBINO’s notice of termination for Good Reason must be made by the later of (x) the first anniversary of the date of the Change of Control or (y) 90 days from the occurrence of the event constituting Good Reason. ). In such event, RUBINO also shall be entitled to the Gross-up Payment if an Excise Tax were applicable in such circumstances.

(l) Termination resulting from Death. In the event of RUBINO’s death, RUBINO’s estate or representative shall receive the following:

(i)	payment of his then-current base salary for the remainder of the fiscal year in which his death occurred;

(ii)

payment of a pro-rated bonus payment based on the prior fiscal year’s bonus, or if death occurred prior to his bonus for fiscal year 2006 being determined, based on his projected 2006 bonus, based on a good faith determination by the Board of what the bonus for fiscal year 2006 would have been, taking into consideration the attainment of goals and milestones for such fiscal year; and

(iii)	the additional benefits as set forth in Section 9.

Any payments to RUBINO’s estate or representative in the event of death pursuant to this Section 6(l) shall be reduced by any proceeds paid to his estate or representative from life insurance obtained on his behalf by the Corporation.

7. Definitions.

(a) “Cause” Defined. “Cause” means (i) willful malfeasance or willful misconduct by RUBINO in connection with his employment; (ii) RUBINO’s gross negligence in performing any of his duties under this Agreement; (iii) RUBINO’s conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony; (iv) RUBINO’s habitual drunkenness or excessive absenteeism not related to illness; (iv) RUBINO’s material breach of any written policy applicable to all employees adopted by the Corporation; or (vi) material breach by RUBINO of any of his agreements in this Agreement.

(b) “Disability” Defined. “Disability” shall mean RUBINO’s incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine-month period). During a period of Disability, RUBINO shall continue to receive his base salary hereunder, provided that if the Corporation provides RUBINO with disability insurance coverage, payments of RUBINO’s base salary shall be reduced by the amount of any disability insurance payments received by RUBINO due to such coverage. Upon termination, after the end of the period of Disability, all compensation due RUBINO under this Agreement shall cease, except as set forth in Section 9.

(c) “Change of Control” Defined. “Change of Control” shall mean the occurrence of any one or more of the following events:

(i)          An acquisition (whether directly from the Corporation or otherwise) of any voting securities of the Corporation (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding Voting Securities;

(ii)         The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty-one percent (51%) of the Board; or

(iii)         Approval by the Board or stockholders of the Corporation of, or execution by the Corporation of any agreement with respect to, or the consummation of:

(A)         A merger, consolidation or reorganization involving the Corporation, where either or both of the events described in Section 7(c)(i) or 7(c)(ii) would be the result;

(B)          A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, the Corporation; or

(C)          An agreement for the sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a subsidiary of the Corporation).

Notwithstanding anything contained in this Agreement to the contrary, if RUBINO’s employment is terminated prior to a Change in Control and RUBINO reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to RUBINO shall mean the date immediately prior to the date of such termination of RUBINO’s employment.

(d) “Good Reason” Defined. “Good Reason” shall mean the occurrence, whether or not after a Change in Control, of any of the events or conditions described below:

(i)           a change in RUBINO’s status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position or responsibilities as in effect immediately prior to such change; the assignment to RUBINO of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect immediately prior to such change; or any removal of RUBINO from any of such offices or positions;

(ii)          the Corporation’s requiring RUBINO (X) to be based more than 30 miles from its current corporate offices in Iselin, New Jersey, or (Y) to be based in New York City, or (Z) to travel, other than for reasonably required travel on the Corporation’s business which is not materially greater than such travel requirements prior to such time (the parties agreeing that such “reasonably required travel” will be primarily, but not exclusively, in the United States and Europe);

(iii)         any material breach by the Corporation of any provision of this Agreement which is not cured within thirty (30) days after the receipt of written notice by the Corporation of a description of the breach; or

(iv)         a significant material adverse effect in the class action and derivative litigations involving the Corporation and currently described in its most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, which would result in significant liability or expense directly to the Corporation, other than the defeat of anticipated motions by the Corporation of motions to dismiss those cases, as reasonably determined in good faith by counsel for both the Corporation and RUBINO.

8. Payment Terms. Payment of any amounts to which RUBINO shall be entitled pursuant to the provisions of Sections 6 and 7 shall be made no later than sixty (60) days following receipt of notice of termination or the event giving rise to such termination. Any amounts payable pursuant to Sections 6 and 7 which are not made within the period specified in this Section 8 shall bear interest at a rate equal to the lesser of (i) the maximum interest rate allowable pursuant to applicable law or (ii) five points above the “prime rate” of interest as published from time-to-time in the Eastern Edition of the Wall Street Journal.

9. Benefits.

(a)          General. Except if RUBINO resigns without Good Reason or is terminated by the Corporation for Cause, in the event RUBINO’s employment with the Corporation is terminated for any reason prior to the end of the Term, RUBINO and his dependents, if any, will continue to participate in any group health plan sponsored by the Corporation in which RUBINO was participating on the date of such termination, at a cost to RUBINO and his dependents equal to the amount charged by the Corporation to similarly situated employees while employed by the Corporation, for one year from the date of termination. Thereafter, RUBINO and his dependents, if any, shall be entitled to elect to continue such health coverage, at RUBINO’a sole expense, for the longest period of time permitted by applicable law. Upon termination for any reason, in addition to any payments to which RUBINO may be entitled upon termination of his employment pursuant to any provision of this Agreement, RUBINO shall be entitled to any benefits under any pension, supplemental pension, savings, or other employee benefit plan (other than life insurance) in which RUBINO was participating on the date of any such termination.

(b)          Other Benefits. In addition to the rights provided in Section 9(a), in the event of a termination of RUBINO’s employment for any reason (other than his resignation without Good Reason or termination by the Corporation for Cause), RUBINO shall retain his use of the Company automobile provided in Section 4(b) for the remainder of its lease term, but the Corporation will not pay directly or reimburse him for any costs other than the lease cost for automobile, such as gasoline, maintenance or insurance. Notwithstanding the termination of employment for any reason, without exception, RUBINO will continue to be entitled to indemnification on the terms set forth in the Corporation’s By-Laws, subject to the terms thereof. Such benefits, together with the benefits provided in Section 9(a), shall be referred to herein, collectively, as “Other Compensation”.

10. Confidentiality.

(a) "Corporation Information" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

(b)          Confidentiality. RUBINO hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. RUBINO therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that RUBINO is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, RUBINO will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, RUBINO may furnish the material so required to be furnished, but RUBINO will furnish only that portion of the Corporation Information that legally is required.

11. Successors and Assigns.

(a)          RUBINO. This Agreement is a personal contract, and the rights and interests that the Agreement accords to RUBINO may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of RUBINO shall be for the sole personal benefit of RUBINO, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against RUBINO. Except as so provided, this Agreement shall inure to the benefit of and be binding upon RUBINO and his personal representatives, distributees and legatees.

(b)          The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns.

12. Entire Agreement. This Agreement represents the entire agreement between the parties concerning RUBINO’s employment with the Corporation and supersedes all prior negotiations, discussions,

understandings and agreements, whether written or oral, between RUBINO and the Corporation relating to the subject matter of this Agreement.

13. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by RUBINO and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

14. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to RUBINO:	Alan L. Rubino

210 Old Chester Road

Essex Fells, NJ 07021

with a copy to:	Piro, Zinna, Cifelli, Paris & Genitempo

360 Passaic Ave.

Nutley, NJ 07110-2787

Attention: James M. Piro, Esq.

If to the Corporation:	Pharmos Corporation

99 Wood Avenue South, Suite 301

Iselin, NJ 08830

Attention: Chief Executive Officer

with a copy to:	Eilenberg & Krause LLP

11 East 44th Street

New York, NY 10017

Attention: Adam D. Eilenberg, Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

15. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and RUBINO that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

18. Withholding Taxes. All salary, benefits, reimbursements and any other payments to RUBINO under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

20. Applicable Law; Jurisdiction. The laws of the State of New Jersey shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against RUBINO with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of New Jersey, as the Corporation may elect in its sole discretion, and RUBINO hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ ALAN L. RUBINO

ALAN L. RUBINO

PHARMOS CORPORATION

By:	/s/ HAIM AVIV

Haim Aviv

Chairman and Chief Executive Officer